As filed with the Securities and Exchange Commission on July 1, 2025
Registration No. 333-273860
Registration No. 333-273842

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT No. 333-273860
REGISTRATION STATEMENT No. 333-273842
UNDER THE SECURITIES ACT OF 1933

ENTERPRISE BANCORP, INC.
(Independent Bank Corp., as successor by merger to Enterprise Bancorp, Inc.)
(Exact name of registrant as specified in its charter)

Massachusetts	04-3308902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Independent Bank Corp.
Office Address:  2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address:  288 Union Street, Rockland, Massachusetts 02370
(Address and Zip Code of Principal Executive Office)

Patricia M. Natale, Esq.
Executive Vice President and General Counsel
Independent Bank Corp.
2036 Washington Street, Hanover, Massachusetts 02339
(781) 878-6100
(Name, address, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company” or “Enterprise”), relates to each of the following Registration Statements on Form S-3 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by Enterprise with the U.S. Securities and Exchange Commission (the “Commission”):

•Registration Statement on Form S-3 (Registration No. 333-273860), which was filed with the Commission on August 9, 2023, as amended by Amendment No. 1, dated August 23, 2023, registering the issuance from time or time of up to $100,000,000 of debt securities, common stock, preferred stock, depositary shares, subscription rights and warrants of Enterprise.

•Registration Statement on Form S-3 (Registration No. 333-273842), which was filed with the Commission on August 9, 2023, as amended by Amendment No. 1, dated August 23, 2023, registering the issuance of up to 265,488 shares of common stock, par value $0.01 per share, of Enterprise registered for purchase under the Enterprise Bancorp, Inc. Dividend Reinvestment and Direct Stock Purchase Plan.

Effective on July 1, 2025, pursuant to that certain Agreement and Plan of Merger, dated December 8, 2024 (the “Merger Agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, a wholly-owned subsidiary of Independent (“Rockland Trust”), Enterprise and Enterprise Bank and Trust Company, a wholly-owned subsidiary of Enterprise (“Enterprise Bank”), Enterprise merged with and into Independent, with Independent as the surviving entity (the “Merger”).

In connection with the Merger, the Company is terminating any and all offerings and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold or unissued at the termination of the offering, Independent, as successor to the Company, hereby amends the Registration Statements by deregistering all securities that remain unsold or unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant (as successor to Enterprise Bancorp, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, Commonwealth of Massachusetts, on this 1st day of July, 2025.

INDEPENDENT BANK CORP. (as successor by merger to Enterprise Bancorp, Inc.)

By:	/s/ Patricia M. Natale
Name: Patricia M. Natale
Title: Executive Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act.